Exhibit 23 (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ladish Co., Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-53889) on Form S-8 of Ladish Co., Inc. of our report dated March 2, 2007, with respect to the consolidated balance sheet of Ladish Co., Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2007 annual report on Form 10-K of Ladish Co., Inc. and subsidiaries.

Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

/s/ KPMG LLP

KPMG LLP
Milwaukee, Wisconsin
February 18, 2008

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